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                                                                     EXHIBIT 99




                                  [MOUNTASIA
                                ENTERTAINMENT
                             INTERNATIONAL, INC.
                                    LOGO]

            MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC. TO RECEIVE
                     $40 MILLION COMMON STOCK INVESTMENT


     ATLANTA, June 6 /PRNewswire/ -- Mountasia Entertainment International, Inc. (Nasdaq-NNM: FUNN) announced today that it had entered into an agreement pursuant to which an outside investment group will invest $40 million in the Company. Under the agreement, the investment group will receive approximately 44.4% of the Company's Common Stock outstanding as of the closing. The arrangements with the investment group also include a commitment to provide up to $30 million of additional capital in certain circumstances.
     In light of the pending investment, Mountasia announced that it had terminated its previously announced exchange offer for Common Stock and amended its shareholder rights plan to exempt the proposed investment therefrom.
     As an accommodation to Mountasia, between now and the anticipated closing in early July, the investment group will make available to the Company up to $33 million of interim financing, which will be used to refinance approximately $11 million of existing secured debt (which has been in default), to redeem or repurchase up to $2.5 million of subordinated debt and preferred stock, and to fund enhancements to the Company's family entertainment centers and Company-owned developments, including acquisitions. It is anticipated that the interim financing will be exchanged for Common Stock and that the balance of the $40 million equity commitment will be paid in cash at the closing. After the equity investment is completed, the Company intends to enter into a permanent credit facility with a bank or other financial institution, which would both replace the interim debt financing and be expanded to provide capital for growth.
     The Company also said that the investment agreement includes antidilution provisions under which additional shares of Common Stock would be issued to adjust for any post-closing issuances of Common Stock under existing commitments below 130% of the per-share investment price as of the closing.
The investment group will be entitled to minority representation on the Company's Board of Directors, but will not be permitted to increase its equity stake to 50% or more without the approval of the Company's outside directors.


                                    -more-



      5895 Windward Parkway, Suite 220 - Alpharetta, Georgia 30202-4182
         Phone - 404-442-6640 - Fax 404-442-6644 - Fax 404-442-6655

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        L. Scott Demerau, Mountasia's Chief Executive Officer said, "We believe that the investment arrangements give Mountasia an exciting opportunity to pursue its growth strategy without the type of capital constraints under which the Company has been laboring."
        The Common Stock investment is subject to confirmatory due diligence and other closing conditions, and there can be no assurance that the contemplated investment will be consummated. Were the transaction not to close, it is anticipated that the interim financing facility provided by the investment group would be refinanced within 18 months. The investment is scheduled to be completed in early July.
        Upon repayment of certain of the Company's existing obligations from the proceeds of the pending Common Stock investment, the Company will recognize an extraordinary non-cash expense estimated at $2.3 million (pre-tax) for the write-off of unamortized debt financing costs. In addition, the Company is currently reviewing its future plans for each of its owned family entertainment centers and partnership interests. This review could result in adjustments to the carrying values of these assets and corresponding expenses in the Company's current fiscal year. The Company expects to complete this review prior to the completion of the pending investment and the aggregate of these charges is preliminarily estimated to be approximately $1.5 million in the current period.
        Headquartered in Atlanta, Georgia, Mountasia Entertainment International, Inc. is a leader in the family entertainment center industry, with 53 company owned or licensed family fun centers located in the United States and four other countries. Mountasia has been publicly traded since November, 1993.
        -0-                     6/6/96
        /CONTACT:  Margaret Schaeffer, Investor Relations, or Greg Waters,
Chief Financial Officer, 770-442-6640, both of Mountasia Entertainment International, Inc./
        (FUNN)



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